Preferred Apartment Communities, Inc. Announces Special Meeting of Stockholders

Atlanta, GA, September 15, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today announced that it has scheduled a special meeting of its common stockholders (the "Special Meeting") for November 5, 2020 at 9:00 a.m. Eastern Time to approve (i) the articles of amendment to the Company's charter to give bylaw access to common stockholders and (ii) the articles of amendment to the Company's charter to reduce the Company's call option on its Series A Redeemable Preferred Stock from 10 years to 5 years (each, a "Proposal" and collectively, the "Proposals").
Common stockholders of record as of the close of business on September 25, 2020, the record date for the Special Meeting, will be entitled to receive notice of and to vote their shares at the Special Meeting. In light of concerns regarding the novel coronavirus disease, COVID-19, and as part of our effort to maintain a safe and healthy environment for the Company's officers, stockholders and community, the Special Meeting will be held virtually via webcast at https://www.virtualshareholdermeeting.com/APTS2020SM.
The Company today filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission in connection with the Proposals. Stockholders are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the solicitation of proxies for the special meeting of stockholders because these statements will contain important information. Each Proposal is subject to approval by the Company's common stockholders. The Company's Board of Directors has convened and unanimously recommended that stockholders vote "FOR" each Proposal.
About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers, Class A office buildings, and student housing properties. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of June 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to,

(a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com